Exhibit 10.6
American International Group, Inc.
2007 Non-Employee Director Compensation
     The following non-employee director compensation arrangements will take effect as of the close of business on May 16, 2007:
1.	Annual cash retainer for all non-employee directors of $75,000, payable in four equal installments on the first business day of each quarter in advance of service. No attendance fees will be paid for Board meetings, including executive sessions. Beginning for 2008, directors may elect to defer the amount of any retainer into deferred stock units (“DSUs”) under the AIG 2007 Stock Incentive Plan (the “Plan”).
2.	Additional cash retainer and cash meeting fees for non-employee members of standing committees as follows:
– Annual retainer for Chairman of the Audit Committee: $25,000

– Annual retainer for other committee Chairmen: $15,000

– Annual retainer for non-Chairmen committee members: $5,000 per committee

– Meeting fees: $1,500 per meeting.[1]

Retainers will be paid in four equal installments on the first business day of each quarter in advance of service and meeting fees will be paid on the first business day of each quarter for prior service. Beginning for 2008, directors may elect to defer the amount of these retainers and committee fees into DSUs under the Plan.

3.	Additional cash retainer for the Chairman of the Board of $200,000, payable in four equal installments on the first business day of each quarter in advance of service and an additional annual retainer of $150,000 for Mr. Frank Zarb, former Interim Chairman of the Board, which will be paid in the same manner. Neither the Chairman, as an ex officio member of all standing committees, nor Mr. Zarb, as a non-voting member of all standing committees, receives committee annual retainers or committee meeting attendance fees. Beginning for 2008, the Chairman and Mr. Zarb may elect to defer the amount of these additional retainers into DSUs under the Plan.

4.	Annual grant of $125,000 in DSUs under the Plan. Annual grants will be made on the date of the Annual Meeting.

5.	The value of the DSUs received as part of the annual grant described above will be determined based upon the closing sale price of AIG common stock on the date of the Annual Meeting. The value of the DSUs received in connection with the deferral of any retainer or fees described above will be determined based upon the closing sale price of AIG common stock on the date the retainer or fees would otherwise be due. DSUs include dividend equivalent rights that entitle the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that

[1]	Meeting fees will also be paid to any non-employee director who attends a meeting of a committee of which he or she is not a member so long as attendance is at the invitation of the chairman of that committee and also to any non-employee director who attends a meeting of AIG’s International Advisory Board.

would have been paid by AIG if shares of Common Stock that underlie the DSUs had been outstanding.

6.	In the event any director retires or otherwise ceases to be a director before the completion of his or her full annual term of office, the delivery of all shares of Common Stock underlying DSUs, including with respect to all accrued amounts for any committee fees, will be paid and/or delivered on the last trading day of the month in which the director ceases to be a director.